EXHIBIT 99.1

Grace News

Media Relations (US)	Investor Relations
William Corcoran	Andrea Greenan
T + 1 410.531.4203	T + 1 410.531.4391
E william.corcoran@grace.com	E andrea.greenan@grace.com

GRACE REPORTS FIRST QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, April 23, 2008 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the first quarter ended March 31, 2008. Highlights are as follows:

•                  Sales for the first quarter were $759.2 million compared with $715.6 million in the prior year quarter, a 6.1% increase.  The sales increase is attributable to improved pricing in both operating segments and favorable currency translation, partially offset by lower volumes in U.S. construction markets and by order patterns in the resid segment of hydroprocessing catalysts.  Overall, sales were up 2.6% in North America, 9.8% in Europe Africa, 1.4% in Asia Pacific and 14.1% in Latin America.  Foreign currency translation favorably impacted sales by 5.2%.

•                  Net income for the first quarter was $12.9 million, or $0.18 per diluted share, compared with net income of $4.8 million, or $0.07 per diluted share, in the prior year quarter. The 2008 and 2007 first quarters were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations.  Excluding Chapter 11 expenses and the loss on noncore activities, and their tax effects, net income would have been $32.3 million for the first quarter of 2008 compared with $28.1 million calculated on the same basis for the prior year quarter, a 15.0% increase.

•                  Pre-tax income from core operations was $62.2 million in the first quarter compared with $60.6 million in the prior year quarter, a 2.6% increase. Pre-tax operating income of the Grace Davison operating segment was $62.3 million, up 14.5%. Pre-tax operating income of the Grace Construction Products operating segment was $24.7 million, down 7.8%.

“We are pleased with our execution in a challenging environment,” said Grace’s Chairman, President and Chief Executive Officer Fred Festa. “Our diverse product portfolio and global reach allowed us to deliver positive results.  We benefited from productivity gains and price increases but experienced increasing raw material costs and lower volumes, particularly in the U.S. construction market.  We do not see any substantial recovery coming in the U.S. construction markets in 2008, and as a result we are reviewing costs throughout the company.  Our outlook remains favorable for Grace Davison.”

CORE OPERATIONS

Grace Davison

First quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $497.1 million, up 6.3% from the prior year quarter.  The following is a breakdown of sales by product group:

•                  Refining Technologies – sales of catalysts and chemical additives used by petroleum refineries were $236.9 million in the first quarter of 2008, up 7.7% from the prior year quarter.

•                  Materials Technologies – sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $170.3 million in the first quarter, up 6.7% from the prior year quarter.

•                  Specialty Technologies – sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $89.9 million in the first quarter, up 2.0% from the prior year quarter and up 10.1% after excluding sales in the prior year quarter of a product line sold in 2007.

Strong volume growth in fluid cracking catalysts and specialty catalysts in the quarter was partially offset by lower order patterns in the resid segment of hydroprocessing catalysts.  Selling price increases across all product groups and favorable translation effects from sales denominated in foreign currencies also contributed to the first quarter sales growth.

Pre-tax operating income of Grace Davison for the first quarter was $62.3 million compared with $54.4 million in the prior year quarter, a 14.5% increase. The increase in operating income was principally due to strong productivity gains, the benefit of foreign currency translation and price increases, which offset raw material cost inflation.  Operating margin was 12.5%, compared with 11.6% in the prior year quarter.

Grace Construction Products

First quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $262.1 million, up 5.7% from the prior year quarter. Sales of this operating segment are reported by geographic region as follows:

•                  Americas – sales of products to customers in North, Central and South America were $132.5 million, down 2.1% from the prior year quarter.

•                  Europe – sales of products to customers in Eastern and Western Europe, the Middle East, Africa and India were $97.6 million, up 17.4% from the prior year quarter.

•                  Asia – sales of products to customers in Asia (excluding India), Pacific Rim countries, Australia and New Zealand were $32.0 million, up 8.1% from the prior year quarter.

Factors contributing to the sales increase were: (1) higher volumes of products sold into commercial and infrastructure construction in Europe, the Middle East, Asia Pacific and Latin America; (2) higher selling prices in all major geographic regions and product groups; and (3) favorable translation effects from sales denominated in foreign currencies. Sales of construction products in the U.S. were 4.2% lower in the first quarter of 2008 compared with the prior year due to a continued decline in U.S. construction activity.

Pre-tax operating income of Grace Construction Products for the first quarter was $24.7 million compared with $26.8 million for the prior year quarter, a 7.8% decrease. The decrease in 2008 operating income was primarily a result of lower U.S. volumes and higher raw materials costs, partially offset by price increases and productivity gains.  Operating margin was 9.4%, compared with 10.8% in the first quarter of 2007.

Corporate Operating Costs

Corporate costs related to core operations were $24.8 million in the first quarter of 2008 compared with $20.6 million in the prior year quarter. The increase in corporate operating costs was primarily attributable to higher expenses for pensions and other employment-related costs.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $1.9 million in the first quarter of 2008 compared with a loss of $5.8 million in the prior year quarter. The lower loss in the first quarter of 2008 is principally due to foreign currency translation gains on certain intercompany loans, net of hedge contract costs, partially offset by environmental remediation charges based on updated estimates related to existing remediation projects.

INTEREST AND INCOME TAXES

Interest expense was $15.1 million for the quarter ended March 31, 2008, compared with $19.4 million for the prior year quarter. The change in interest expense is attributable to reductions in the prime rate and reduced interest accruals for certain pre-petition obligations, partially offset by the effects of compounding interest on certain liabilities subject to compromise over the course of the Chapter 11 proceeding. The annualized weighted average interest rate on pre-petition obligations for the quarter was 4.78%.

Income taxes in the first quarter of 2008 are recorded at a global effective rate of approximately 33% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments. The effective rate is down from 35% primarily due to reductions in rates in certain foreign jurisdictions.  Income taxes related to foreign jurisdictions are generally paid in cash, while taxable income in the United States is expected to be offset by available tax deductions.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) in order to resolve Grace’s asbestos-related liabilities.

On April 7, 2008, Grace announced an agreement in principle that provides for a settlement of all present and future asbestos-related personal injury claims. The agreement, reached with the Official Committee of Asbestos Personal Injury Claimants, the Future Claimants Representatives and the Official Committee of Equity Security Holders, requires the establishment of a trust under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled. This agreement contemplates the filing of a plan of reorganization and related documents with the Bankruptcy Court, and would be subject to obtaining exit financing and Bankruptcy Court and District Court approvals.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The agreement to resolve Grace’s asbestos-related liabilities and the settlement of other unresolved claims in the Chapter 11 case will result in allowable claims that differ from amounts recorded as part of liabilities subject to compromise as of March 31, 2008.  Grace expects to incorporate the terms of the agreement in principle into a joint plan of reorganization and related documentation.  Grace will adjust its accounting for liabilities subject to compromise once the measurements of such liabilities under the plan can be determined with more certainty.

Expenses related to Grace’s Chapter 11 proceedings, net of filing-entity interest income, were $18.4 million in the first quarter compared with $17.8 million in the prior year quarter, reflecting the continued high level of activity in the bankruptcy proceeding.

CASH FLOW AND LIQUIDITY

Grace’s net cash used for operating activities for the first quarter was $48.8 million compared with $49.0 million for the prior year quarter. The net use of cash for operating activities was principally attributable to funding defined benefit pension plans, Chapter 11-related costs, higher inventories held for 2008 sales, and cash taxes paid, partially offset by cash generated from higher pre-tax operating income. Net cash provided by investing activities was $7.8 million for the quarter, primarily related to the sale of investment securities, partially offset by capital investments.

At March 31, 2008, Grace had available liquidity of approximately $842.1 million, consisting of $460.8 million in cash and cash equivalents, $64.0 million in short-term investment securities, $82.1 million in net cash value of life insurance policies, approximately $65.1 million of available credit under various non-U.S. credit facilities and approximately $170.1 million of available credit under its debtor-in-possession (“DIP”) facility.  On April 1, 2008, the DIP facility was renewed at the reduced amount of $165.0 million, with approximately $103.6 million of availability.  Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.  Grace has begun exploring sources of new financing of up to $1.5 billion to fund a plan of reorganization.

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Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics;
silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3.1 billion, Grace has about 6,500 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

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This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy, plans of reorganization proposed by Grace and others, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
Amounts in millions, except per share amounts	2008	2007

Net sales	$759.2	$715.6
Cost of goods sold	527.2	497.7
Selling, general and administrative expenses	142.7	135.2
Research and development expenses	21.7	18.7
Defined benefit pension expense	14.3	12.7
Interest expense and related financing costs	15.1	19.4
Provision for environmental remediation	5.9	—
Chapter 11 expenses, net of interest income	18.4	17.8
Other (income) expense, net	(15.9)	(8.0)
	729.4	693.5
Income before income taxes and minority interest	29.8	22.1
Provision for income taxes	(15.0)	(14.9)
Minority interest in consolidated entities	(1.9)	(2.4)
Net income	$12.9	$4.8
Basic earnings per common share	$0.18	$0.07
Average number of basic shares	72.5	69.4

Diluted earnings per common share	$0.18	$0.07
Average number of diluted shares	73.2	70.5

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income to Net Income Excluding Noncore
Activities and Chapter 11 Expenses, net (Unaudited)

	Three Months Ended March 31,
In millions	2008	2007

Net income	$12.9	$4.8
Adjustments:
Pre-tax loss from noncore activities	1.9	5.8
Chapter 11 expenses, net of interest income	18.4	17.8
Tax effects of noncore and Chapter 11 items	(0.9)	(0.3)
Net income excluding noncore activities and Chapter 11 expenses, net	$32.3	$28.1

Note: Net income excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries
Segment Basis Analysis
(Unaudited)

	Three Months Ended March 31,
Amounts in millions	2008	2007	% Change
Net Sales:
Grace Davison	$497.1	$467.6	6.3%

Refining Technologies	236.9	219.9	7.7%
Materials Technologies	170.3	159.6	6.7%
Specialty Technologies	89.9	88.1	2.0%

Grace Construction Products	$262.1	$248.0	5.7%

Americas	132.5	135.3	(2.1)%
Europe	97.6	83.1	17.4%
Asia	32.0	29.6	8.1%
Total Grace net sales	$759.2	$715.6	6.1%

Pre-tax operating income:
Grace Davison	$62.3	$54.4	14.5%
Grace Construction Products	24.7	26.8	(7.8)%
Corporate costs	(24.8)	(20.6)	(20.4)%
Pre-tax income from core operations(a)	62.2	60.6	2.6%
Pre-tax loss from noncore activities(a)	(1.9)	(5.8)	67.2%

Interest expense	(15.1)	(19.4)	22.2%
Interest income	1.1	2.1	(47.6)%
Income before Chapter 11 expenses and income taxes	46.3	37.5	23.5%
Chapter 11 expenses, net of interest income	(18.4)	(17.8)	(3.4)%
Provision for income taxes	(15.0)	(14.9)	(0.7)%
Net income	$12.9	$4.8	NM

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	12.5%	11.6%	0.9	pts.
Grace Construction Products	9.4%	10.8%	(1.4	) pts.
Total core operations	8.2%	8.5%	(0.3	) pts.
Total core operations adjusted for profit sharing of joint ventures(b)	8.4%	8.8%	(0.4	) pts.

Pre-tax income from core operations before depreciation and amortization(a)	$92.4	$88.2	4.8%
As a percentage of sales	12.2%	12.3%	(0.1	) pts
Depreciation and amortization	$30.2	$27.6	(9.4)%

Gross profit percentage (sales less cost of goods sold as a percent of sales)(c)
Grace Davison	29.2%	28.1%	1.1	pts.
Grace Construction Products	33.7%	35.3%	(1.6)	pts.
Total Grace	30.6%	30.4%	0.2	pts.
Net Sales by Region:
North America	$273.6	$266.7	2.6%
Europe Africa	324.0	295.0	9.8%
Asia Pacific	112.2	110.6	1.4%
Latin America	49.4	43.3	14.1%
Total	$759.2	$715.6	6.1%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax loss from noncore activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM – Not Meaningful

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
Amounts in millions	2008	2007

OPERATING ACTIVITIES

Net income	$12.9	$4.8
Reconciliation to net cash used for operating activities:
Depreciation and amortization	30.2	27.6
Chapter 11 expenses, net of interest income	18.4	17.8
Provision for income taxes	15.0	14.9
Income taxes paid, net of refunds	(15.4)	(2.5)
Minority interest in consolidated entities	1.9	2.4
Dividends paid to minority interests in consolidated entities	—	(11.8)
Interest accrued on pre-petition liabilities subject to compromise	14.3	19.1
Net (gain) loss on sales of investments and disposals of assets	(1.6)	(0.2)
Defined benefit pension expense	14.3	12.7
Payments under defined benefit pension arrangements	(19.5)	(32.4)
Net payments under postretirement benefit plans	(1.1)	(0.2)
Net income from life insurance policies	(1.1)	(2.0)
Provision for uncollectible receivables	0.4	0.6
Provision for environmental remediation	5.9	—
Expenditures for environmental remediation	(1.3)	(2.8)
Expenditures for retained obligations of divested businesses	—	(0.4)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable)	(20.8)	(7.1)
Other accruals and non-cash items	(87.3)	(61.0)
Net cash used for operating activities before Chapter 11 expenses and settlements	(34.8)	(20.5)
Cash paid to resolve contingencies subject to Chapter 11	—	(10.3)
Chapter 11 expenses paid	(14.0)	(18.2)
Net cash used for operating activities	(48.8)	(49.0)

INVESTING ACTIVITIES
Capital expenditures	(25.9)	(24.1)
Purchase of equity investment	(3.0)	—
Net investment in life insurance policies	1.1	0.2
Proceeds from sales of investment securities	33.1	—
Proceeds from disposals of assets	2.5	0.7
Net cash provided by (used for) investing activities	7.8	(23.2)

FINANCING ACTIVITIES
Net (repayments) borrowings under credit arrangements	(1.5)	(1.1)
Fees under debtor-in-possession credit facility	(0.6)	(0.7)
Proceeds from exercise of stock options	8.8	14.2
Net cash provided by financing activities	6.7	12.4
Effect of currency exchange rate changes on cash and cash equivalents	14.6	2.8
Decrease in cash and cash equivalents	(19.7)	(57.0)
Cash and cash equivalents, beginning of period	480.5	536.3
Cash and cash equivalents, end of period	$460.8	$479.3

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

Amounts in millions	March 31, 2008	December 31, 2007

ASSETS
Current Assets
Cash and cash equivalents	$460.8	$480.5
Investment securities	64.0	98.3
Cash value of life insurance policies, net of policy loans	78.2	77.1
Trade accounts receivable, net	488.1	500.6
Inventories	371.9	303.5
Deferred income taxes	34.7	37.7
Other current assets	90.4	80.8
Total Current Assets	1,588.1	1,578.5

Properties and equipment, net	722.9	706.1
Goodwill	128.1	122.3
Cash value of life insurance policies, net of policy loans	3.9	3.9
Deferred income taxes	768.6	767.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	75.6	54.1
Other assets	140.6	136.6
Total Assets	$3,927.8	$3,869.0

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$3.2	$4.7
Accounts payable	203.6	191.3
Other current liabilities	291.3	325.1
Total Current Liabilities	498.1	521.1

Debt payable after one year	0.3	0.3
Deferred income taxes	34.0	32.7
Minority interest in consolidated entities	70.9	70.8
Unfunded pay-as-you-go defined benefit pension plans	140.8	137.9
Underfunded defined benefit pension plans	192.9	169.1
Other liabilities	55.8	46.2
Total Liabilities Not Subject to Compromise	992.8	978.1

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	795.1	783.0
Drawn letters of credit plus accrued interest	27.1	26.9
Income tax contingencies	86.1	89.3
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	373.2	368.6
Postretirement benefits	170.2	172.7
Other liabilities and accrued interest	139.3	137.0
Total Liabilities Subject to Compromise	3,291.0	3,277.5
Total Liabilities	4,283.8	4,255.6

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	434.9	431.5
Accumulated deficit	(392.2)	(405.1)
Treasury stock, at cost	(58.2)	(63.7)
Accumulated other comprehensive income (loss)	(341.3)	(350.1)
Total Shareholders’ Equity (Deficit)	(356.0)	(386.6)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,927.8	$3,869.0